AMENDMENT NO. 1
TO THE
EXECUTIVE SEVERANCE AGREEMENT
THIS AMENDMENT NO. 1 (the "Amendment") is made effective as of the 26th day of December 2017, by and between RCM Technologies, Inc., a Nevada corporation (hereinafter the "Company") and Kevin D. Miller (hereinafter the "Executive" and together with the Company, the "Parties").
WITNESSETH:
WHEREAS, the Parties previously entered into an Executive Severance Agreement, dated as of December 27, 2012, (the "Agreement"), pursuant to which Executive would be entitled to (i) certain severance benefits if Executive's employment is terminated for a reason provided under the Agreement unrelated to a Change in Control (as defined in the Agreement) or related to a Change in Control or (ii) a payment if Executive's employment is not terminated within a specified period following a Change in Control;
WHEREAS, the Company desires to amend the Agreement to provide that if a Change in Control occurs, the Company shall establish a rabbi trust effective as of the date of the Change in Control and contribute to the rabbi trust an amount equal to the cash value of amounts that may be payable to Executive under the Agreement following the date of the Change in Control; and
WHEREAS, the Executive has agreed to amend the Agreement.
NOW, THEREFORE, the Parties hereby agree that, effective as of the date hereof, the Agreement shall be amended as follows:
1. A new Section 19 is hereby added to the Agreement to read as follows, and existing Sections 19 through 23, and all corresponding references to such in the Agreement, are renumbered as Sections 20 through 24:
"19.
Rabbi Trust.  If a Change in Control occurs while this Agreement is in effect, the Company shall establish, effective as of the date of the Change in Control, a rabbi trust based on the Internal Revenue Service ("IRS") model rabbi trust as provided in IRS Revenue Procedure 92-64 (the "Rabbi Trust"), and the Company shall contribute, effective as of the date of the Change in Control, to such Rabbi Trust an amount equal to the greater of (i) the sum of the cash amount payable pursuant to (A) Section 3(b)(i) and (B) Section 3(b)(ii) of the Agreement or (ii) the Change in Control Payment.  If amounts become payable under the Agreement following the date of the Change in Control, such amounts shall be paid from the Rabbi Trust to the Executive at the time(s) and in the form(s) provided under the Agreement and subject to the terms and conditions of the Agreement.  The Company shall be solely responsible for all fees related to the implementation, maintenance and/or termination of the Rabbi Trust."

2. Except as specifically provided in and modified by this Amendment, the Agreement is in all other respects hereby ratified and confirmed and references to the Agreement shall be deemed to refer to the Agreement as modified by this Amendment.
3. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first above written.

RCM TECHNOLOGIES, INC.

By:  /s/ Rocco Campanelli
         Rocco Campanelli

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